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                                                                Exhibit 99(l)(1)

                                                    October 21, 2003

MBIA Capital/Claymore Managed Duration
Investment Grade Municipal Fund
113 King Street
Armonk, New York 10504


Dear Ladies and Gentlemen:


          We have acted as counsel to MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund, a closed-end management investment company organized as a Delaware statutory trust (the "Trust"), in connection with the Registration Statement on Form N-2, File Nos. 333-108691 and 811-21359 (the "Registration Statement"), filed by the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to the issuance of shares of its Auction Market Preferred Shares, Series M7 and Series W28, par value $.001 per share, liquidation preference $25,000 per share (collectively, the "Shares"), in connection with the offering described in the Registration Statement.

          We have examined the Registration Statement, and a specimen share certificate and the Statement of Preferences for Preferred Shares creating two series of Auction Market Preferred Shares (the "Statement"), which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon


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certificates or comparable documents of public officials and of officers and representatives of the Trust.

          In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Based on the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that when the Board of Trustees of the Trust has taken all necessary statutory trust action to authorize and approve the issuance of the Shares and, upon payment and delivery in accordance with the Trust's Amended and Restated Agreement and Declaration of Trust, the Statement, the Trust's By-Laws, the applicable resolutions of the Trust's Board of Trustees, the Registration Statement and the applicable definitive underwriting agreement approved by the Board of Trustees of the Trust, the Shares will be validly issued, fully paid and nonassessable.

          Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Delaware, we have relied upon the opinion of Richards, Layton & Finger, P.A. dated the date hereof.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the laws of the State of Delaware.

          We hereby consent to the filing of this opinion letter as Exhibit
(L)(1) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                              Very truly yours,

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                              /s/ Simpson Thacher & Bartlett LLP


                              SIMPSON THACHER & BARTLETT LLP